Exhibit 15.1

July 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Critical Metals Corp. in its Form 6-K dated July 10, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Critical Metals Corp. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP